Exhibit 23.14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No.1 to the Registration Statement on Form F-3 of UBS AG of our report dated March 28, 2024, relating to the financial statements of Credit Suisse AG and its subsidiaries (the “Bank”), which appears in UBS AG’s Report on Form 6-K dated May 7, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers AG

Zurich, Switzerland
February 4, 2025

PricewaterhouseCoopers AG, Birchstrasse 160, Postfach, CH-8050 Zurich, Switzerland

T: +41 58 792 44 00, www.pwc.ch

PricewaterhouseCoopers AG is a member of the global PricewaterhouseCoopers network of firms, each of which is a separate and independent legal entity.